Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218605 on Form S-8 of our report dated October 13, 2017, relating to the financial statements of SMART Global Holdings, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of SMART Global Holdings, Inc. for the year ended August 25, 2017.

/s/ Deloitte & Touche LLP

San Jose, California

October 13, 2017